 Exhibit 8.1
 LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2018:

Name of the entity	Country	Main activity	Stake at 06.30.2018
IRSA's direct interest:
IRSA CP (1)	Argentina	Real estate	86.34%
E-Commerce Latina S.A.	Argentina	Investment	100.00%
Efanur S.A.	Uruguay	Investment	100.00%
Hoteles Argentinos S.A.	Argentina	Hotel	80.00%
Inversora Bolívar S.A.	Argentina	Investment	100.00%
Llao Llao Resorts S.A. (2)	Argentina	Hotel	50.00%
Nuevas Fronteras S.A.	Argentina	Hotel	76.34%
Palermo Invest S.A.	Argentina	Investment	100.00%
Ritelco S.A.	Uruguay	Investment	100.00%
Tyrus S.A.	Uruguay	Investment	100.00%
U.T. IRSA and Galerías Pacífico (6)	Argentina	Investment	50.00%
IRSA CP's direct interest:
Arcos del Gourmet S.A.	Argentina	Real estate	90.00%
Emprendimiento Recoleta S.A.	Argentina	Real estate	53.68%
Fibesa S.A. (3)	Argentina	Real estate	100.00%
Panamerican Mall S.A.	Argentina	Real estate	80.00%
Shopping Neuquén S.A.	Argentina	Real estate	99.92%
Torodur S.A.	Uruguay	Investment	100.00%
EHSA	Argentina	Investment	70.00%
Centro de Entretenimiento La Plata (6)	Argentina	Real estate	100.00%
Tyrus S.A.'s direct interest:
DFL (4)	Bermudas	Investment	91.57%
IRSA International LLC	USAs	Investment	100.00%
Jiwin S.A.	Uruguay	Investment	100.00%
Liveck S.A.	Uruguay	Investment	100.00%
Real Estate Investment Group V LP	Bermudas	Investment	100.00%
Real Estate Strategies LLC	USA	Investment	100.00%
Efanur S.A.'s direct interest:
Real Estate Investment Group VII LP (REIG VII)	Bermudas	Investment	100.00%
DFL's direct interest:
IDB Development Corporation Ltd.	Israel	Investment	100.00%
Dolphin IL Investment Ltd.	Israel	Investment	100.00%
DIL's direct interest:
Discount Investment Corporation Ltd. (4)	Israel	Investment	76.57%
IDBD's direct interest:
IDB Tourism (2009) Ltd.	Israel	Tourism services	100.00%
IDB Group Investment Inc.	Israel	Investment	100.00%
DIC's direct interest:
Property & Building Corporation Ltd.	Israel	Investment	64.44%
Shufersal Ltd. (7)	Israel	Investment	-
Cellcom Israel Ltd. (5)	Israel	Investment	43.14%
Elron Electronic Industries Ltd.	Israel	Investment	50.32%
Bartan Holdings and Investments Ltd.	Israel	Investment	55.68%
Epsilon Investment House Ltd.	Israel	Investment	68.75%

(1) Includes interest held through E-Commerce Latina S.A. and Tyrus S.A..
(2)
The Group has consolidated the investment in Llao Llao Resorts S.A. and UT IRSA and Galerías Pacífico considering its equity interest and a shareholder agreement that confers it majority of votes in the decision making process.
(3) Includes interest held through Ritelco S.A. and Torodur S.A..
(4) Includes Tyrus's equity interest. Until the present financial year, the participation was through Tyrus S.A. and IDBD.
(5)
DIC considers it exercises effective control over Cellcom because DIC is the group with the higher percentage of votes vis-à-vis other shareholders, been the stake a 46.16%, also taking into account the historic voting performance in the Shareholders’ Meetings, as well as the evaluation of the holdings of the remaining shareholders, which is highly atomized.
(6)
Corresponds to acquisitions and constitutions of new entities considered not material as a whole.
(7)
Control was lost in June 30, 2018. See Note 4.G.
Except from the above mention items the percentage of votes does not differ from the stake.